FORM 3            U.S. Securities and Exchange Commission
                          Washington, D.C.  20549

      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person

     Simmons             Cynthia        J.
       (Last)           (First)      (Middle)

     84 Willowleaf Drive
                 (Street)

     Littleton                CO             80125
        (City)             (State)       (Zip)

2.   Date of Event Requiring Statement

     Effective date of Registration Statement

3.   IRS or Social Security Number of Reporting Persons
     (Voluntary)


4.   Issuer Name and Ticker or Trading Symbol

     Navidec, Inc. (symbol not yet assigned)


5. Relationship of Reporting Person to Issuer (Check all applicable)

         Director                   X  10% Owner
         Officer (give title           Other (specify
                   below)                      below)


6.   If Amendment, Date of Original (month/day/year)

     Not applicable


7.   Individual or Joint/Group Filing (check applicable line)

     X    Form filed by One Reporting Person

          Form filed by More than One Reporting Person


                                 TABLE I
                    NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of              2. Amount of        3. Ownership Form:
   Security                 Securities            Direct (D)
                            Beneficially          or Indirect (I)
                            Owned


   Common Stock               358,132                  D


4. Nature of Indirect Beneficial Ownership

     Not applicable


                         TABLE II
       DERIVATIVE SECURITIES BENEFICIALLY OWNED
      (e.g., puts, calls, warrants, options, convertible securities)


1. Title of Derivative Security

   not applicable


2. Date Exerciseable and Expiration Date (Month/Day/Year)



3. Title and Amount of Securities Underlying Derivative
     Securities


4. Conversion or Exercise Price of Derivative Security


5. Ownership Form of Derivative Security: Direct (D) or Indirect (I)


6. Nature of Indirect Beneficial Ownership

                    /s/ Cynthia J. Simmons   February 10, 1997
                    Cynthia J. Simmons

                    Signature of Reporting          Date
                          Person


*   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.  See 18 U.S.C. 1001 and 15
     U.S.C. 78ff(a).